Exhibit 10.2

April 17, 2024

Thomas McLain

Dear Tom:

As we have discussed, your employment with Renalytix AI, Inc. (the “Company”) is coming to an end, effective as of April 30, 2024 (the “Separation Date”). The purpose of this letter agreement (this “Agreement”) is to confirm the terms concerning your transition from employment. Capitalized terms not defined in this Agreement will have the respective meanings ascribed to them in the Employment Agreement by and between you and the Company, dated as of June 1, 2019 (the “Employment Agreement”).

1.
Final Compensation. You will receive, on or before the Company’s next regular payday following the Separation Date, any base salary for the final payroll period of your employment with the Company, through the Separation Date. You will receive this payment described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.
Resignations. Effective as of the Separation Date, you will cease being employed as the Company’s President. Effective as of the Separation Date, you also resign, and hereby will be deemed to have resigned, from any and all positions and offices that you hold with the Company or any of its affiliates (the “Affiliates”), without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date. You agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

3.
Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and the Continuing Obligations (as defined in Section 6(a) below), and in full consideration of any rights you may have under the Employment Agreement, but in all cases subject to this Agreement becoming effective in accordance with the terms hereof:

(a)
The Company will pay you your base salary (which, as of the Separation Date, is $450,000) for a period of six (6) months following the Separation Date (such base salary payments, the “Severance Payments” and such six (6)-month period, the “Severance Period”). The Severance Payments will be made in accordance with the Company’s regular payroll practices, with the first payment (i) to be made on the Company’s next regular payday following the Release Effective Date (the date that the release can no longer be revoked), which shall be no longer than the expiration of sixty (60) calendar days from the Separation Date, and (ii) to be retroactive to the day following the Separation Date.
(b)
Provided that you timely elect to continue your coverage and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA,” the Company will reimburse you a monthly amount equal to one hundred percent (100%) of monthly COBRA premiums paid by you, together with the two percent (2%)

administration fee, until the earliest of (i) April, 2025, (ii) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (iii) the date that you cease to be eligible for COBRA continuation coverage for any reason including plan termination (the “Health Continuation Benefits”). The Health Continuation Benefits will be made on a monthly basis in accordance with the first payment (i) to be made on the following the expiration of sixty (60) calendar days from the Separation Date, and monthly thereafter upon submission of proof of payment of the COBRA premiums. In the event that you select healthcare coverage provided through Medicare, the company will reimburse those premiums in an amount not to exceed the amount which would have otherwise been paid for COBRA premiums, until the earliest of (i) April 30, 2025, or (ii) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment.
(c)
The Company will pay you a pro rata portion of the bonus for the fiscal year ending June 30, 2024 calculated by the Company in good faith with any individual goals deemed to have been achieved and such bonuses to be paid no later than June 30, 2025.
(d)
With respect to Renalytix AI PLC 2020 Equity Incentive Plan (“Equity Plan), the vesting of option grants of which is based solely on continued employment or service with the Company (each such award, a “Time-Based Equity Award”), the portion of each Time-Based Equity Award that would have vested by its terms in the twelve (12)-month period following the Separation Date had you remained continuously employed will become vested as of the Separation Date subject to approval by the UK Takeover Panel, with the remaining portion of each Time-Based Equity Award automatically terminating on the Separation Date. In the event that the Takeover Panel does not approve such accelerated vesting, you and the Company agree to work in good faith to determine an alternate form of mutually acceptable compensation. With respect to any options to purchase common stock of the Company that are vested as of the Separation Date (after giving effect to the accelerated vesting provided for in this Section 3(d)), you will have the original term of the option to exercise such vested stock options. You acknowledge and agree that modifications to your stock options provided for herein will result in any options to purchase common stock of the Company that were intended to qualify as “incentive stock options” ceasing to qualify as such. Except as modified in this Section 3(d), the Time-Based Equity Awards shall otherwise be governed by the terms and conditions of the Company’s Equity Plan and the award agreements governing such awards.
(e)
If the Company, in its sole discretion, elects to pay compensation to similarly situated executives who had salaried compensation reductions from November 2023 through April 2024, then you will receive an equivalent payment provided that such payment is payable on or before June 30, 2025.
(f)
The Company will pay you all of the Accrued Obligations including (i) accrued but unpaid salary through the date of separation, (ii) any unreimbursed business expenses incurred by you and payable according to the Company’s standard expense reimbursement policies, (iii) any accrued but not taken vacation pay and (iv) benefits owed to you under any qualified retirement plan or health and welfare plan in which you were a participant. The Accrued Obligations will be paid on the Company’s first payroll date after the Separation Date or earlier if required by law.

(g)
For the avoidance of doubt, in no event shall you be entitled to the payments and benefits under this Section 3 if this Agreement does not become effective in accordance with its terms. Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Sections 1 and 3 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company, under the Employment Agreement, or otherwise, through the Separation Date. You further acknowledge that no further compensation or benefits (including any equity or equity-based compensation) are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company hereunder will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4.
Status of Employee Benefits and Expenses.

(a)
Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA or provided through Medicare, your participation in all employee benefit plans of the Company is ending as of the Separation Date or April 30, 2024, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

5.
Continuing Obligations, Cooperation, Confidentiality, Non-Disparagement.

(a)
You acknowledge that you will continue to be bound by the terms of, and your obligations under the Confidential Disclosure Agreement dated January 3, 2019 (such agreement, the “Confidential Disclosure Agreement” and the obligations set forth in such agreement, collectively, the “Continuing Obligations”). The obligation of the Company to make payments to you or provide you with benefits under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

(b)
You agree to help facilitate a smooth transition of your duties and responsibilities to any Company designees, including without limitation by (i) directing representatives of the Company and its Affiliates to files and information as requested, (ii) returning all property of the Company and its Affiliates and providing passwords to systems and protected information in accordance with Section 7 of this Agreement and (iii) being reasonably available during the Severance Period to respond to questions and requests for information from representatives of the Company and its Affiliates from time to time.
(c)
Subject to the second sentence of Section 7(b) of this Agreement, you agree that you will not disparage the Company or any of its Affiliates, or any of their respective management, products or services and will not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or otherwise harm the business interests or reputation of the Company.

(d)
The members of the Company’s board of directors and senior leadership shall not disparage you.
(e)
Nothing in this section shall preclude you or the Company from making truthful statements that are reasonably necessary to (a) comply with applicable law, regulation or legal process, (b) report possible violations of applicable law or regulation to any governmental agency or entity, including any such report made in accordance with the provisions of and rules promulgated under Section 21 F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or (c) defend or enforce any party’s rights under this Agreement.
6.
Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company has ended on the Separation Date, you acknowledge that you have not, following the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.
General Release and Waiver of Claims.

(a)
In exchange for the severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Florida Civil Human Rights Act, the Florida AIDS Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, the Florida Whistleblower Protection Law, the Florida Wage Payment Law, the Florida Military Leave Non-Discrimination Law, the Florida Minimum Wage Law, the Florida Right to Work Law, the Florida Wage Payment Law, the Florida Domestic Violence Leave Law, the Florida Law on Wages/Hours/Payroll, the wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)
Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)
Notwithstanding the generality of the foregoing, you do not release the following causes of actions, rights and claims: (i) a claim for enforcement of this Agreement; (ii) claims for unemployment compensation, workers’ compensation, or any disability benefits pursuant to the terms of applicable law or policy; (iii) claims pursuant to the terms and conditions of the federal law known as COBRA; and (iv) and your right to communicate or cooperate with any government agency.

(d)
This Agreement, including the general release and waiver of claims set forth in this Section 7, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing it, to consider its terms and to consult with an attorney, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8.
Miscellaneous.

(a)
This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the Employment Agreement, and excluding only the Confidential Disclosure Agreement which shall remain in full force and effect in accordance with their terms.

(b)
This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company. No breach of this Agreement shall be deemed to be waived unless agreed to in writing by the non-breaching party.

The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)
Your right to payment or reimbursement under this Agreement shall be subject to the following rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made in accordance with the terms of this agreement, but in no case not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(d)
This is a State of Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You consent to personal jurisdiction and venue of the state and federal courts of the State of Delaware regarding any action arising under the terms of this Agreement and any and all other disputes between you and the Company and its Affiliates.
(e)
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail, electronic signature (e.g. DocuSign) or other means of electronic submission in portable document format (.pdf) shall be treated as original signatures for all applicable purposes and shall be as effective as delivery of a manually executed copy of this Agreement by such party.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If the seventh day falls on a weekend or federal holiday, then you will have until the next business day to revoke this Agreement. If you do not timely revoke this Agreement, then, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

Renalytix AI, Inc.

By: /s/ James Sterling

Name: James Sterling

Title: Chief Financial Officer

Accepted and agreed:

Signature: /s/ Thomas McLain

Thomas McLain

Date: April 17, 2024